Exhibit 99
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the estimated effects of the previously announced merger of Rockwell Collins, Inc. and B/E Aerospace, Inc. and the related financing transactions. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is based on the individual historical consolidated balance sheets of Rockwell Collins and B/E Aerospace, and has been prepared to reflect the merger as if it occurred on December 31, 2016, which was the end of the first quarter of Rockwell Collins' 2017 fiscal year. The unaudited pro forma condensed combined statements of income for the year ended September 30, 2016 and three months ended December 31, 2016 combine the historical results of operations of Rockwell Collins and B/E Aerospace, and have been prepared to reflect the merger as if it occurred on October 1, 2015, the first day of Rockwell Collins 2016 fiscal year.
Rockwell Collins operates on a 52/53 week fiscal year ending on the Friday closest to September 30. Fiscal year 2016 was a 52-week year. For ease of presentation, September 30 is utilized consistently throughout these unaudited pro forma condensed combined financial statements and notes to represent the fiscal year end date. All date references contained herein relate to Rockwell Collins' fiscal year unless otherwise stated. B/E Aerospace’s fiscal year ends on December 31. As a result of Rockwell Collins and B/E Aerospace’s different fiscal years:

•
The unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines Rockwell Collins’ historical unaudited condensed consolidated balance sheet as of December 31, 2016, which was the end of the first quarter of Rockwell Collins’ 2017 fiscal year, and B/E Aerospace’s historical consolidated balance sheet as of December 31, 2016, which was the end of its 2016 fiscal year;

•
The unaudited pro forma condensed combined statement of income for the year ended September 30, 2016 combines Rockwell Collins’ historical results of operations for the year ended September 30, 2016, which was the end of Rockwell Collins’ 2016 fiscal year, and B/E Aerospace’s historical unaudited results of operations for the 12 months ended September 30, 2016, which have been derived from B/E Aerospace's condensed consolidated statement of operations for the three months ended December 31, 2015 and from B/E Aerospace's condensed consolidated statement of operations for the nine months ended September 30, 2016; and

•
The unaudited pro forma condensed combined statement of income for the three months ended December 31, 2016 combines Rockwell Collins’ historical unaudited results of operations for the three months ended December 31, 2016, which was the end the first quarter of Rockwell Collins’ 2017 fiscal year, and B/E Aerospace’s historical unaudited results of operations for the three months ended December 31, 2016.

The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of Rockwell Collins and B/E Aerospace. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements.
The unaudited pro forma condensed combined financial statements are for informational purposes only and are not necessarily indicative of what the actual financial results of Rockwell Collins would have been had the merger occurred on the dates or for the periods indicated, nor do they purport to project the financial results of Rockwell Collins for any future periods or as of any date. The unaudited pro forma combined financial statements contain estimated adjustments, which are based on information available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material. Although Rockwell Collins and B/E Aerospace have entered into the merger agreement, there is no guarantee that the merger will be completed on the terms set forth therein or at all.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Rockwell Collins’ audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended September 30, 2016 and Rockwell Collins' unaudited condensed consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016; and

•
B/E Aerospace’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the years ended December 31, 2016 and 2015 and B/E Aerospace’s unaudited condensed consolidated financial statements and related notes thereto contained in its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2016 and 2015.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2016
(in millions)

	Historical Rockwell Collins	Historical B/E Aerospace	Pro Forma Adjustments	Note References	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$308	$202	$167	3a	$677
Receivables, net	1,027	354	106	3b	1,487
Inventories, net	2,011	1,259	(623)	3c	2,647
Other current assets	143	54	—		197
Total current assets	3,489	1,869	(350)		5,008

Property	1,032	407	—		1,439
Goodwill	1,926	798	5,474	3d	8,198
Intangible Assets	682	213	2,245	3e	3,140
Deferred Income Taxes	197	—	(197)	3f	—
Other Assets	383	83	(12)	3g	454
TOTAL ASSETS	$7,709	$3,370	$7,160		$18,239
LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$920	$—	$150	3h	$1,070
Accounts payable	461	317	74	3i	852
Compensation and benefits	195	—	109	3j, 3k	304
Advance payments from customers	251	—	136	3j	387
Accrued customer incentives	257	—	55	3j	312
Product warranty costs	84	—	110	3j	194
Accrued liabilities	—	540	(540)	3j	—
Other current liabilities	173	—	139	3j, 3l	312
Total current liabilities	2,341	857	233		3,431

Long-term Debt, Net	1,356	2,037	3,624	3h	7,017
Retirement Benefits	1,564	—	—		1,564
Deferred Income Taxes	—	127	548	3f	675
Other Liabilities	240	133	—		373

Equity:
Common stock	1	1	(1)	3m	1
Additional paid-in capital	1,502	(806)	3,830	3m, 3n	4,526
Retained earnings	3,429	1,458	(1,511)	3m, 3o	3,376
Accumulated other comprehensive loss	(1,906)	(166)	166	3m	(1,906)
Common stock in treasury, at cost	(824)	(271)	271	3m	(824)
Total shareowners' equity	2,202	216	2,755		5,173
Noncontrolling interest	6	—	—		6
Total equity	2,208	216	2,755		5,179
TOTAL LIABILITIES AND EQUITY	$7,709	$3,370	$7,160		$18,239
See accompanying "Notes to Unaudited Pro Forma Condensed Combined Financial Statements".

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended September 30, 2016
(in millions, except per share amounts)

	Historical Rockwell Collins	Historical B/E Aerospace	Pro Forma Adjustments	Note References	Pro Forma Combined
Sales:
Revenues	$—	$2,862	$(2,862)	3p	$—
Product sales	4,411	—	2,791	3p	7,202
Service sales	848	—	69	3p	917
Total sales	5,259	2,862	(2)		8,119

Costs, expenses and other:
Cost of sales	—	1,739	(1,739)	3q	—
Product cost of sales	3,045	—	2,292	3q, 3r	5,337
Service cost of sales	597	—	32	3q	629
Selling, general and administrative expenses	638	326	(3)	3s	961
Research, development and engineering	—	275	(275)	3t	—
Interest expense	64	91	101	3u	256
Other income, net	(20)	—	—		(20)
Total costs, expenses and other	4,324	2,431	408		7,163

Income from continuing operations before income taxes	935	431	(410)		956
Income tax expense	208	96	(127)	3v	177
Income from continuing operations	$727	$335	$(283)		$779

Income from continuing operations per basic common share attributable to Rockwell Collins common shareholders	$5.57				$4.82
Income from continuing operations per diluted common share attributable to Rockwell Collins common shareholders	$5.50				$4.77
Basic weighted average common shares outstanding	130.5		31.0	2c	161.5
Diluted weighted average common shares outstanding	132.1		31.2	2c, 2d	163.3

See accompanying "Notes to Unaudited Pro Forma Condensed Combined Financial Statements".

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended December 31, 2016
(in millions, except per share amounts)

	Historical Rockwell Collins	Historical B/E Aerospace	Pro Forma Adjustments	Note References	Pro Forma Combined
Sales:
Revenues	$—	$730	$(730)	3p	$—
Product sales	980	—	711	3p	1,691
Service sales	213	—	18	3p	231
Total sales	1,193	730	(1)		1,922

Costs, expenses and other:
Cost of sales	—	458	(458)	3q	—
Product cost of sales	668	—	586	3q, 3r	1,254
Service cost of sales	148	—	9	3q	157
Selling, general and administrative expenses	159	90	(29)	3s	220
Research, development and engineering	—	74	(74)	3t	—
Interest expense	20	23	25	3u	68
Other income, net	(5)	—	—		(5)
Total costs, expenses and other	990	645	59		1,694

Income from continuing operations before income taxes	203	85	(60)		228
Income tax expense	58	25	(30)	3v	53
Income from continuing operations	$145	$60	$(30)		$175

Income from continuing operations per basic common share attributable to Rockwell Collins common shareholders	$1.11				$1.08
Income from continuing operations per diluted common share attributable to Rockwell Collins common shareholders	$1.10				$1.07
Basic weighted average common shares outstanding	130.4		31.0	2c	161.4
Diluted weighted average common shares outstanding	131.9		31.2	2c, 2d	163.1

See accompanying "Notes to Unaudited Pro Forma Condensed Combined Financial Statements".

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1: Description of the Transaction and Basis of Presentation

On October 23, 2016, Rockwell Collins and B/E Aerospace announced that the board of directors of both companies reached an agreement under which Rockwell Collins will acquire B/E Aerospace. Upon completion of the merger, each issued and outstanding share of B/E Aerospace common stock will be converted into the right to receive the $62.00 per share merger consideration, including $34.10 in cash and a number of Rockwell Collins shares equal to the exchange ratio, which depends on the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97 per share, the exchange ratio will be the quotient of $27.90 divided by the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be 0.3101. If the Rockwell Collins stock price is less than $77.41, the exchange ratio will be 0.3604. Accordingly, the actual number of shares and the value of Rockwell Collins common stock delivered to B/E Aerospace stockholders will depend on the Rockwell Collins stock price, and the value of the shares of Rockwell Collins common stock delivered for each such share of B/E Aerospace common stock may be greater than, less than or equal to $27.90. A 10% increase or decrease in the price of Rockwell Collins common stock from the closing price of Rockwell Collins common stock as of March 7, 2017 of $97.47 per share would increase the value of merger consideration to be paid by approximately $302 million or decrease the value of merger consideration to be paid by approximately $233 million, respectively.

Rockwell Collins anticipates that approximately $3.555 billion will be required to pay the aggregate cash portion of the merger consideration to the B/E Aerospace stockholders. In connection with the merger, Rockwell Collins expects to issue up to $4.35 billion in aggregate principal amount of its senior unsecured notes in one or more public offerings and/or private placements and borrow up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be funded only to the extent some or all of the senior unsecured notes described above are not issued prior to the consummation of the acquisition. There can be no assurance that Rockwell Collins will finance the merger in the manner and amount as anticipated.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Rockwell Collins is considered to be the acquirer of B/E Aerospace for accounting purposes.

To prepare the unaudited pro forma condensed combined financial statements, Rockwell Collins adjusted B/E Aerospace’s assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this current report, Rockwell Collins has not completed the detailed valuation work necessary to finalize the required estimated fair values of the B/E Aerospace assets to be acquired and liabilities to be assumed and the related allocation of purchase price. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated net fair value of B/E Aerospace’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Also, as of the date of this current report, Rockwell Collins has not identified all adjustments necessary to conform B/E Aerospace’s accounting policies to Rockwell Collins accounting policies. Rockwell Collins will conduct a final review of B/E Aerospace's accounting policies as of the date of the completion of the merger in an effort to determine if differences in accounting policies require adjustment or reclassification of B/E Aerospace's results of operations or reclassification of assets or liabilities to conform to Rockwell Collins’ accounting policies and classifications. As a result of this review, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements. There were no material transactions between Rockwell Collins and B/E Aerospace during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated except as detailed in Note 3p below.

NOTE 2: Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the estimated fair values of the B/E Aerospace identifiable assets acquired and liabilities assumed. The excess of consideration over these fair values is recorded to goodwill. The preliminary unaudited pro forma purchase price allocation was based on discussions with B/E Aerospace's management, Rockwell Collins historical experience, data that was available through the public domain, Rockwell Collins due diligence review of B/E Aerospace’s business, and reviews of publicly disclosed allocations for other acquisitions in the industry. Until the merger is completed, Rockwell Collins and B/E Aerospace are limited in their ability to share information with each other. Upon completion of the merger, additional valuation work will be performed and any increases or decreases in the fair value of assets acquired or liabilities assumed will result in adjustments to the balance sheet and/or statement of income until the purchase price allocation is finalized. The following tables represent the estimated consideration transferred and preliminary allocation of total estimated consideration transferred as if the merger occurred on December 31, 2016:

(in millions)	Note	Amount
Calculation of estimated consideration to be transferred:
Cash consideration to be paid for B/E Aerospace outstanding common stock	2a	$3,410
Cash consideration to be paid for B/E Aerospace dilutive equity holders	2b	145
Total cash consideration		3,555
Less cash acquired		(202)
Net cash consideration paid		3,353
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock	2c	3,022
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace dilutive equity holders	2d	2
Total estimated consideration transferred		$6,377

(in millions)	Amount
Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets, net of cash acquired	$1,150
Property and equipment	407
Goodwill	6,272
Intangible assets	2,458
Other assets	83
Total assets	10,370
Current liabilities	(914)
B/E Aerospace debt expected to be repaid	(2,064)
Other liabilities	(1,015)
Total liabilities	(3,993)
Estimated total merger consideration	$6,377

a.	Cash consideration to be paid for B/E Aerospace outstanding common stock is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3h):

(in millions, except per share amounts)	Amount
Outstanding shares of B/E Aerospace common stock (as of February 24, 2017)	99.9
Dilutive shares of B/E Aerospace common stock entitled to merger consideration	0.1
Total estimated shares of B/E Aerospace common stock entitled to merger consideration	100.0
Cash consideration to be paid per B/E Aerospace basic share	$34.10
Cash consideration to be paid to B/E Aerospace shareholders	$3,410

b.
Cash consideration to be paid for each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the merger agreement is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3h):

(in millions, except per share amounts)	Amount
Shares of B/E Aerospace dilutive security holders to be settled in cash, per merger agreement	2.3
Cash consideration to be paid per B/E Aerospace dilutive share	$62.00
Cash consideration to be paid to B/E Aerospace shareholders	$145

c.	The fair value of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock is computed as follows:

(in millions, except per share amounts)	Amount
Outstanding shares of B/E Aerospace common stock (as of February 24, 2017)	99.9
Dilutive shares of B/E Aerospace common stock entitled to merger consideration	0.1
Total estimated shares of B/E Aerospace common stock entitled to merger consideration	100.0
Exchange ratio(1)	0.3101
Shares of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock ($0.01 par value)	31.0
Price per share of Rockwell Collins common stock as of March 7, 2017	$97.47
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace common stock	$3,022
(1) The exchange ratio is equal to 0.3101, which is the minimum exchange ratio under the two-way collar mechanism (explained in detail along with a more detailed explanation of the merger consideration in Note 1), based on the price of Rockwell Collins common stock as of March 7, 2017 ($97.47).

d.
The fair value of Rockwell Collins restricted stock to be issued for each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the merger agreement is computed as follows:

(in millions, except per share amounts)	Amount
Shares of B/E Aerospace dilutive security holders to be exchanged for Rockwell Collins stock, per merger agreement	0.3
Equity Award Exchange ratio(1)	0.6600
Shares of Rockwell Collins common stock to be issued for B/E Aerospace dilutive security holders	0.2
Price per share of Rockwell Collins common stock as of March 7, 2017	$97.47
Fair value of Rockwell Collins restricted stock to be issued for B/E Aerospace restricted stock	19
Less: Estimated fair value allocated to post-acquisition compensation expense	(17)
Fair value allocated to purchase consideration(2)	$2
(1) The equity award exchange ratio is equal to the value of the merger consideration (which is equal to $64.33, the sum of the values of the cash portion of the merger consideration ($34.10) and the stock portion of the merger consideration ($30.23)) divided by Rockwell Collins stock price as of March 7, 2017 ($97.47). The merger consideration is explained in detail in Note 1.
(2) Rockwell Collins intends to conduct additional analysis to determine the fair value allocation of restricted stock between purchase consideration and post-acquisition expense.

NOTE 3: Pro Forma Adjustments

Reclassifications

The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming B/E Aerospace's classification of certain assets, liabilities, income and expenses to Rockwell Collins classification for the combined presentation:

•	$106 million of percentage of completion program costs and estimated earnings in excess of billings have been reclassified from Inventories, net to Receivables, net

•
$540 million of Accrued liabilities have been reclassified as Compensation and benefits ($50 million), Advance payments from customers ($136 million), Accrued customer incentives ($55 million), Product warranty costs ($110 million) and Other current liabilities ($189 million)

•
$2.862 billion of Revenues have been reclassified to Product sales ($2.793 billion) and Service sales ($69 million) for the 12 months ended September 30, 2016; $730 million of Revenues have been reclassified to Product sales ($712 million) and Service sales ($18 million) for the three months ended December 31, 2016

•
$1.739 billion of Cost of sales have been reclassified to Product cost of sales ($1.707 billion) and Service cost of sales ($32 million) for the 12 months ended September 30, 2016; $458 million of Cost of sales have been reclassified to Product cost of sales ($449 million) and Service cost of sales ($9 million) for the three months ended December 31, 2016

•
$275 million and $74 million of Research, development and engineering expense has been reclassified to Product cost of sales for the 12 months ended September 30, 2016 and three months ended December 31, 2016, respectively

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

a.	Cash and cash equivalents
Adjustments to cash include the following;

(in millions)	Amount
Net proceeds of senior unsecured notes and new term loan	$5,811
Fees associated with bridge credit facility	(9)
Fees associated with new Rockwell Collins revolving credit facility	(2)
Scheduled payment of accrued interest on B/E Aerospace term loan	(14)
Repayment of B/E Aerospace term loan (see Note 3h)	(2,064)
Cash purchase consideration (see Note 2)	(3,555)
Pro forma adjustment, Cash and cash equivalents	$167
The $5.811 billion net cash proceeds from new financing assumes gross borrowings of $4.35 billion from the senior unsecured notes and $1.5 billion from the new term loan. The gross proceeds from the senior unsecured notes are offset by estimated issuance fees of $39 million associated with the new senior unsecured notes. See Note 3h for additional information regarding the intended debt financing to fund the transaction.

b.	Receivables, net
The adjustment reflects the reclassification of $106 million of B/E Aerospace percentage of completion related program costs and estimated earnings in excess of billings from Inventories, net to Receivables, net in order to conform to Rockwell Collins presentation.

c.	Inventories, net
The adjustments reflect the reclassification of $106 million of percentage of completion program costs and estimated earnings in excess of billings (see Note 3b) and the elimination of $517 million of B/E Aerospace capitalized development costs on long-term seller furnished equipment (SFE) contracts. Revenue for the SFE contracts is recognized on percentage of completion (units of delivery) basis by B/E Aerospace but is expected to be recognized when realizable and earned, consistent with the guidance in Staff Accounting Bulletin 104 (SAB 104), after the merger in order to conform with Rockwell Collins' accounting policies. The transition from percentage of completion to SAB 104 revenue recognition for the SFE programs is not expected to have a material impact on the timing of revenue recognition related to those programs, but will have an impact on the timing of costs as reflected in Note 3r.

d.	Goodwill
The adjustment reflects the elimination of $798 million of historical B/E Aerospace goodwill, offset by the addition of new goodwill resulting from the merger. The $6.272 billion of estimated merger-related goodwill is based on the preliminary estimates and information summarized in Note 2.

e.	Intangible assets

The adjustment reflects the elimination of $213 million of historical B/E Aerospace intangible assets, offset by a preliminary fair value estimate of identifiable intangible assets acquired. The intangible assets to be acquired primarily consist of the following:

(in millions, except estimated life)	Estimated Fair Value	Estimated Life
Acquired airline customer relationships	$1,490	10 years
Acquired OEM customer relationships	259	13 years
Acquired developed technology	709	12 years
Acquired Intangible Assets	$2,458

f.	Deferred income taxes
The net adjustment of $745 million, comprised of a $197 million reduction of deferred tax assets and a $548 million increase in deferred tax liabilities, is primarily due to recording the deferred tax impact of the acquired intangibles which are not tax deductible and the impact of the inventory adjustments related to the SFE contracts.

g.	Other assets
Adjustments reflect changes in capitalized debt issuance costs due to the following:

(in millions)	Amount
Elimination of Rockwell Collins capitalized bridge credit facility issuance costs	$(14)
Rockwell Collins new revolving credit facility fees	2
Pro forma adjustment, Other assets	$(12)
See Note 3h for additional discussion of the related changes in short and long-term debt associated with the merger.

h.	Short-term debt and Long-term debt, net
Adjustments to Short-term debt and Long-term debt, net include the following:

(in millions)	Amount
Rockwell Collins borrowings pursuant to senior unsecured notes	$4,350
Capitalized debt issuance costs associated with senior unsecured notes	(39)
Rockwell Collins borrowings pursuant to term loan facility	1,500
Repayment of B/E Aerospace existing term loan facility	(2,064)
Elimination of unamortized issuance costs on repayment of B/E Aerospace existing term loan facility	27
Total	3,774
Less current portion of new term loan facility	(150)
Pro forma adjustment, Long-term debt, net	$3,624
Rockwell Collins expects to fund the cash component of the acquisition consideration and refinance debt acquired with the transaction by incurring additional indebtedness equal to issuing up to $4.35 billion in aggregate principal amount of senior unsecured notes and borrowing up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be drawn upon only to the extent some or all of the senior unsecured notes described above are not issued prior to consummation of the acquisition. Rockwell Collins also plans to increase the amount available under its five-year senior unsecured revolving credit facility to $1.5 billion from the $1.2 billion currently available. There can be no assurance that Rockwell Collins will finance the merger in the manner and amounts as anticipated.
Rockwell Collins has assumed, for purposes of the unaudited pro forma condensed combined financial statements, that it will issue additional indebtedness of $4.35 billion in aggregate principal amount of senior unsecured notes and $1.5 billion under the new term loan facility, as described above. Further, at or shortly after completion of the merger, Rockwell Collins expects to repay the outstanding $2.064 billion principal amount of B/E Aerospace's existing term loan facility, which includes $27 million unamortized issuance costs. Actual amounts could differ from these assumptions. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 has been adjusted to reflect the merger as if it occurred on December 31, 2016, and consequently, in connection with obtaining the anticipated debt financing on such date, $41 million of financing costs were recorded in Long-term Debt, Net on the unaudited pro forma condensed combined balance sheet.

i.	Accounts payable
The adjustments reflect the accrual of $26 million of Rockwell Collins estimated transaction cost related payments and $48 million of B/E Aerospace estimated transaction cost related payments expected to be made subsequent to December 31, 2016.

j.	Current liabilities
The adjustments reflect the reclassification of $540 million of B/E Aerospace current liabilities from Accrued liabilities to Compensation and benefits ($50 million), Advance payments from customers ($136 million), Accrued customer incentives ($55 million), Product warranty costs ($110 million) and Other current liabilities ($189 million) in order to conform to Rockwell Collins presentation.

k.	Compensation and benefits
Adjustments include the reclassification of $50 million of B/E Aerospace compensation and benefit liabilities from Accrued liabilities (see Note 3j) and the accrual of $59 million in change of control severance obligations and transaction bonuses due to certain B/E Aerospace executives.

l.	Other current liabilities
Adjustments to Other current liabilities include the following:

(in millions)	Amount
Reclassification from Accrued liabilities (see Note 3j)	$189
Decrease in interest payable due to repayment of B/E Aerospace term loan facility	(14)
Tax impact of transaction costs	$(36)
Pro forma adjustment, Other current liabilities	$139

m.	Shareowners' equity
Adjustments to Shareowners' equity include the elimination of B/E Aerospace's historical equity balances, including the following:

(in millions)	Amount
Common stock	$(1)
Additional paid-in capital	806
Retained earnings	(1,458)
Accumulated other comprehensive loss	166
Common stock in treasury, at cost	271
Pro forma adjustment, Shareowners' equity	$(216)

n.	Additional paid-in capital
Adjustments include $3.024 billion of new equity related to the issuance of Rockwell Collins common shares as merger consideration (see Note 2) and the elimination of B/E Aerospace's historical deficit of $806 million (see Note 3m).

o.	Retained earnings

Adjustments to Retained earnings include the following:

(in millions)	Amount
Elimination of B/E Aerospace historical balance (see Note 3m)	$(1,458)
Rockwell Collins transaction related costs expected to be incurred after December 31, 2016	(26)
Transaction bonuses due to certain B/E Aerospace executives	(28)
Rockwell Collins bridge credit facility fees (see Notes 3a and 3g)	(23)
Tax benefit of bridge credit facility fees and executive compensation	24
Pro forma adjustment, Retained earnings	$(1,511)
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of income:

p.	Revenues, Product sales and Service sales
The adjustments reflect reclassifications to reflect the segmentation of B/E Aerospace Revenues into Product sales and Service sales in order to conform to Rockwell Collins presentation. In addition, the adjustments reflect the elimination of product sales between Rockwell Collins and B/E Aerospace.

q.	Cost of sales, Product cost of sales and Service cost of sales
The adjustments reflect reclassifications to reflect the segmentation of B/E Aerospace Cost of sales into Product cost of sales and Service cost of sales in order to conform to Rockwell Collins presentation.

r.	Product cost of sales
Adjustments to Product cost of sales include the following:

(in millions)	Twelve Months Ended September 30, 2016	Three Months Ended December 31, 2016
Reclassification of B/E Aerospace Cost of sales (see Note 3q)	$1,707	$449
Reclassification of B/E Aerospace Research, development and engineering costs (see Note 3t)	275	74
Amortization of new acquired intangible assets (see Note 3e)	228	57
Expense net costs capitalized for long-term SFE contracts (see Note 3c)	101	10
Eliminate B/E Aerospace historical intangible asset amortization expense	(18)	(4)
Eliminate costs related to sales between Rockwell Collins and B/E Aerospace	(1)	—
Pro forma adjustment, Product cost of sales	$2,292	$586
The amortization expense of new acquired intangible assets reflects straight-line amortization utilizing the asset values and useful lives described in Note 3e. The elimination of net costs capitalized for program assets represents the net increase in capitalized program assets during the 12 months ended September 30, 2016 and three months ended December 31, 1016, respectively.

s.	Selling, general and administrative expenses
Adjustments for the three months ended December 31, 2016 reflect $28 million of transaction related costs incurred, $17 million by B/E Aerospace and $11 million by Rockwell Collins, as well as a $1 million net decrease in compensation expense related to certain B/E Aerospace executives and Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements. Adjustments for the 12 months ended September 30, 2016 include a $3 million net decrease in compensation expense related to certain B/E Aerospace executives and Board members.

t.	Research, development and engineering
The adjustment reflects the reclassification of B/E Aerospace research, development and engineering costs from Research, development and engineering to Product cost of sales in order to conform to Rockwell Collins presentation.

u.	Interest expense
Adjustments reflect the net increase in interest expense and debt issuance cost amortization related to new debt to finance a portion of the acquisition and the repayment of the existing debt of B/E Aerospace as presented below:

(in millions)	Twelve Months Ended September 30, 2016	Three Months Ended December 31, 2016
For new debt related to the acquisition:
New senior unsecured notes interest expense	$152	$38
Term loan interest expense	38	9
New senior unsecured notes issuance cost amortization	4	1
For debt expected to be repaid pursuant to the acquisition:
B/E Aerospace term loan interest expense	(87)	(22)
B/E Aerospace term loan issuance cost amortization	(4)	(1)
Rockwell Collins credit facility issuance cost amortization	(2)	—
Pro forma adjustment, Interest expense	$101	$25
A 0.125% variance in the interest rate for the new senior unsecured notes would change interest expense for the 12 months ended September 30, 2016 and three months ended December 31, 2016 by approximately $5 million and $1 million, respectively. A 0.125% variance in the variable interest rate for the term loan would change interest expense for the year ended September 30, 2016 and three months ended December 31, 2016 by approximately $2 million and $0 million, respectively.

v.	Income tax expense

Adjustment reflects the applicable tax provision on the pro forma adjustments presented in the unaudited pro forma condensed combined statement of income. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes.